SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)
Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

AMERICAN SURGICAL HOLDINGS, INC.
(Name of Registrant As Specified In Charter)
_________________________

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

AMERICAN SURGICAL HOLDINGS, INC.
10039 Bissonnet #250
Houston, Texas 77036-7852

(Definitive)
April 5, 2007

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.001 per share (the “Common Stock”), of American Surgical Holdings, Inc., a Delaware Corporation (the “Company”), to notify such Stockholders of the following:

(1)
On or about March 23, 2007, the Company received written consents in lieu of a meeting of Stockholders from holders of 11,428,572 shares representing approximately 68% of the 16,850,814 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") to effect a 1-for-2 reverse stock split (pro-rata reduction of outstanding shares) of our issued and outstanding shares of Common Stock. There will not be a reduction in authorized shares.

(2)
On or about March 23, 2007, the Company received written consents in lieu of a meeting of Stockholders from holders of 11,428,572 shares representing approximately 68% of the 16,850,814 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving the Employee Stock Option Plan (the “Equity Incentive Plan”).

(3)
On or about March 23, 2007, the Company received written consents in lieu of a meeting of Stockholders from holders of 11,428,572 shares representing approximately 68%% of the 16,850,814 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) approving the appointment of the following individuals as members of the Company’s Board of Directors to hold office until the next annual meeting: Jaime Olmo-Rivas, Henry Toh, Dr. Michael Kleinman and Dr. Charles W. Bailey, Jr., MD, JD.

    On March 23, 2007, the Board of Directors of the Company approved the reverse split, the Equity Incentive Plan, and the election of the new board of directors, subject to Stockholder approval. The Majority Stockholders approved the actions by written consent in lieu of a meeting on March 23, 2007 in accordance with the Delaware Business Corporation Act. Accordingly, your consent is not required and is not being solicited in connection with the approval of the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them. The Board of Directors has fixed the close of business on March 23, 2007, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about April 6, 2007 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;
2.	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006; and
3.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006.
4.	Annual Report on Form 10-KSB for the year ended December 31, 2006;

OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholders, March 23, 2007, the Company had 16,850,814 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Preferred Stockholders are not entitled to vote on matters submitted for Stockholder approval.

On or about March 23, 2007, the holders of 11,428,572 shares (or approximately 68% of the 16,850,814 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the actions set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The DBCA provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company’s common stock owned on March 23, 2007, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of Directors, Officers and 5% Stockholders	Shares Owned Number	Percent (1)
Jamie Olmo-Rivas	5,714,286	34%
Zak W. Elgamal	5,714,286	34%
Bland Chamberlain	1,714,286	10%
Jose Chapa	1,714,286	10%
Henry Y. L. Toh	50,000.3%
All officers and directors	11,478,572	68%

(1)	Applicable percentage of ownership is based on 16,850,814 shares of common stock outstanding as of March 23, 2007, together with applicable options for each shareholder.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the DBCA, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted as set forth herein.

DECREASE THE NUMBER OF ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK

GENERAL
The Board approved a resolution to effect a one-for-two reverse stock split. Under this reverse stock split each two shares of our Common Stock will be converted automatically into one share of Common Stock. To avoid the issuance of fractional shares of Common Stock, the Company will issue an additional share to all holders of a fractional shares. The effective date of the reverse stock split will be April 26, 2007.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ISSUANCE OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

PURPOSE AND MATERIAL EFFECTS OF THE REVERSE STOCK SPLIT

The Board of Directors believes that, among other reasons, the number of outstanding shares of our Common Stock have contributed to a lack of investor interest in the Company and has made it difficult to attract new investors and potential business candidates. The Board of Directors had proposed the Reverse Stock Split as one method to attract business opportunities in the Company.

When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company. An example of a reverse split is the following. A company has 10,000,000 shares of common stock outstanding. Assume the market price is $.01 per share. Assume that the company declares a 1 for 5 reverse stock split. After the reverse split, that company will have 1/5 as many shares outstanding, or 2,000,000 shares outstanding. The stock will have a market price of $0.05. If an individual investor owned 10,000 shares of that company before the split at $.01 per share, he will own 2,000 shares at $.05 after the split. In either case, his stock will be worth $100. He is no better off before or after. Except that such company hopes that the higher stock price will make that company look better and thus the company will be a more attractive to potential investors. There is no assurance that that company's stock will rise in price after a reverse split.

We believe that the reverse stock split may improve the price level of our Common Stock and that the higher share price could help generate interest in the Company among investors and other business opportunities. However, the effect of the reverse split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied.

There can be no assurance that the market price per share of our Common Stock after the reverse split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, an additional share of common stock will be issued to all holders of a fractional shares. The principal effect of the reverse split will be that the number of shares of Common Stock issued and outstanding will be reduced from 16,850,814, shares as of March 23, 2007 to approximately 8,425,407 shares (depending on the number of fractional shares that are issued). The number of authorized shares of Common Stock will not be affected.

The reverse split will not affect the par value of our Common Stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to our Common Stock will be reduced to less than the present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to issuance of new shares based on fractional shares. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Stockholders should recognize that they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the reverse split divided by two). While we expect that the reverse split will result in an increase in the potential market price of our Common Stock, there can be no assurance that the reverse split will increase the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in any potential market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

PROCEDURE FOR EXCHANGE OF STOCK CERTIFICATES

The reverse split will become effective on April 26, 2007, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Our transfer agent, Corporate Stock Transfer, will act as exchange agent for purposes of implementing the exchange of stock certificates and payment of fractional share interests. We refer to such person as the "exchange agent." Holders of pre-reverse split shares are asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures set forth in the letter of transmittal enclosed with this Information Statement. No new certificates will be issued to a stockholder until that stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal. Our stockholders are not entitled to appraisal rights under the Delaware General Corporations Law in connection with the reverse stock split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead, an additional share shall be issued to all holders of a fractional shares. To the extent any holders of pre-reverse split shares are entitled to fractional shares as a result of the Reverse Stock Split, the Company will issue an additional share to all holders of fractional shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

SUMMARY OF REVERSE STOCK SPLIT

Below is a brief summary of the reverse stock split:

o
The issued and outstanding Common Stock shall be reduced on the basis of one post-split share of the Common Stock for every two pre-split shares of the Common Stock outstanding. The consolidation shall not affect any rights, privileges or obligations with respect to the shares of the Common Stock existing prior to the consolidation.

o	Stockholders of record of the Common Stock as of March 23, 2007 shall have their total shares reduced on the basis of one post-split share of Common Stock for every two pre-split shares outstanding.
o
As a result of the reduction of the Common Stock the pre-split total of issued and outstanding shares of 16,850,814 shall be consolidated to a total of approximately 8,425,407 issued and outstanding shares (depending on the number of fractional shares that are be issued).

o	The Company's authorized number of common stock shall remain at 100,000,000 shares of the Common Stock.

This action has been approved by the Board and the written consents of the holders of the majority of the outstanding voting capital stock of the Company.

       The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on March 23, 2007 as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

ELECTION OF A NEW BOARD OF DIRECTORS

Our stockholders elect the members of the Board of Directors annually. The nominees have consented to their election to the Board of Directors. On or about March 23, 2007, the Board of Directors appointed Jaime Olmo-Rivas, Henry Toh, Dr. Charles W. Bailey, Jr., and Dr. Michael Kleinman to the Company’s Board of Directors to hold office until the next annual meeting.

On or about March 23, 2007, the Majority Stockholders approved the appointment of Jaime Olmo-Rivas, Henry Toh, Dr. Charles W. Bailey, Jr., and Dr. Michael Kleinman to the Company’s Board of Directors to hold office until the next annual stockholder’s meeting in accordance with the Delaware Business Corporation Act.

The following information is provided regarding the new members that have been elected to the Board of Directors.

CHARLES W. BAILEY, JR., MD, JD received his law degree from South Texas School of Law in 1980 and received his Medical Degree from the University of Texas Medical Branch. Dr. Bailey has been in private practice in plastic surgery since 1973, and is listed in Best Doctors in America for the Central Region and was named by Town & Country Magazine as one of the top Cosmetic Surgeons in the United States. From 1980 to the present, Dr. Bailey has also been a medicolegal consultant to various law firms and insurance companies, providing medical record review and evaluations. From 1972 through 1993, he held various teaching appointments with the University of Texas, Medical School in Houston, South Texas College of Law, Baylor College of Medicine, and the University of Texas Medical School at Houston. Dr. Bailey has published over 45 papers, and has held various positions, including most recently president in 2003 and 2004, with the Texas Medical Association, as well as a current Delegate to the American Medical Association. Dr. Bailey is also a member of the Mediation Panel for Federal District Courts, Southern District of Texas.

JAIME OLMO-RIVAS is the Vice President of our wholly owned subsidiary, American Surgical Assistants, Inc. Mr. Olmo-Rivas is a highly trained cardio-vascular surgical assistant with very special capabilities in endo-scopic vein harvesting and open heart surgery. In addition to performing surgical assisting duties, he is responsible for everyday management and supervision of all our surgical assistants working in the field. Mr. Olmos-Rivas is supported by three additional employees who comprise a field supervision team which is on call 24 hours per day to receive, schedule and assign work to our assistants. He also maintains an open line of communication with the surgeons in various healthcare facilities to receive and act upon their feed back as needed. He interviews prospective assistants and evaluates the quality of the existing work force regularly.  Mr. Olmo-Rivas graduated from medical school in the Dominican Republic in 1980.

HENRY TOH is currently serving as a member of the Board of Directors with four other publicly traded companies. Since 2001, Mr. Toh has served as a director of Teletouch Communications Inc. Since 1992, Mr. Toh has served as an officer and director of C2 Global Technologies Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director Idna Inc., a specialized finance and entertainment company. Since 2004, Mr. Toh has served as a director of Isolagen, Inc. Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity since 1992, Since 2004, Mr. Toh has served as a director of Labock Technologies, Inc. Mr. Toh began his career with KPMG Peat, Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh is a graduate of Rice University.

DR. MICHAEL KLEINMAN graduated from Rice University and attained his medical degree at the University of Texas, Albert Einstein College of Medicine in Dallas, Texas in 1983. Dr. Kleinman is a Board certified surgeon with private practice in Houston, Texas and Clinical Assistant Professor of Surgery at Baylor University and at the University of Texas, Physician Liaison, Memorial Care System. He is also a Fellow of the American College of Surgeons and a Member of the American Society of General Surgeons, the Society of American Gastrointestinal Laparoscopic Surgery, Houston Surgical Society, Harris County Medical Society, and the American Medical Association. He is a past member of Texas Medical Association, International College of Surgeons, American College of Physician Executives, and the American Board of Utilization Review Physicians.  He received the Physicians Recognition Award in 2003and 2006.

APPROVAL AND ADOPTION OF THE EMPLOYEE STOCK OPTION PLAN

On or about March 23, 2007 (the “Approval Date”), the Board of Directors and shareholders of the Company approved the Employee Stock Option Plan (the “Equity Incentive Plan”). The Equity Incentive Plan will approve a total of 3,000,000 post reverse split shares of our common stock to be issued to our employees, directors, independent contractors, agents or other eligible persons. The Exercise Price shall be 100 percent of the Fair Market Value per common share for all eligible participants on the Grant Date, provided that the Exercise Price for Options granted to any person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Fair Market Value is deemed to be the average of the last five (5) closing sales prices of the Common Stock on a Primary Market or on the exchange which the Common Stock is then listed as quoted by Bloomberg Financial Markets. The term of the Options shall be no greater than ten years from the Grant Date. A copy of the proposed Equity Incentive Plan is attached hereto as Exhibit A.
        The purpose of the Equity Incentive Plan (i) is to provide long term incentives for employees and rewards to our employees, directors, consultants, independent contractors or agents; (ii) assist us in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of our stockholders. These incentive plans will assist us in hiring qualified individuals to consult and work with us as we have recommenced our operations. In addition, these incentive plans will enable us to hire qualified and well respected professionals to assist us in various legal and consulting matters. Our Board of Directors has been granted sole power to issue the 3,000,000 post reverse split shares of common stock.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the action stated herein, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on April 26, 2007.

By Order of the Board of Directors /s/ Zak W. Elgamal Zak W. Elgamal President, Chief Financial Officer & Director